Exhibit 10.4

Dear Cendant Worldwide Associates with LTIP Awards:

Our recent announcement that Cendant will soon transform into 4 separate publicly traded companies (the “Transaction”) is huge news for our shareholders and the financial markets, but we are also aware that this is significant news for all of our worldwide employees. Mr. Silverman, the Senior Management Team, and the Cendant Board of Directors realize that significant changes and extra effort lie directly ahead for our key management employees.

The first step in our communication and retention plan is to provide you with information regarding our planned treatment of your outstanding Long Term Incentive Plan (“LTIP”) awards in connection with the Transaction. By providing you with special vesting for your 2003, 2004 and 2005 annual LTIP awards (including special interim grants for new hires and welcome grants for acquired business units), Senior Management and the Board of Directors expect that you will remain focused on your daily operational duties, provide extra effort toward restructuring and preparing Cendant for the Transaction, and maintain a positive and encouraging posture for the benefit of your direct report employees, all of this notwithstanding your questions and uncertainties regarding the future.

Cendant’s Compensation Committee has approved special vesting rights for all participants as follows:

(1) Upon completion of the Transaction, 50% of all unvested outstanding LTIP awards which had not previously vested will become vested; and

(2) the remaining 50% of unvested outstanding LTIP awards will become vested at the earlier of six months following completion of the Transaction and December 31, 2006.

For these purposes, performance-based awards (including dividend equivalent units relating to restricted stock units) will vest at 100% attainment of Total Unit Growth targets (the Compensation Committee has determined that completion of the Transaction will not constitute a “Change of Control” within the meaning of the LTIP plan documents, and thus awards relating to “above-target” attainment of Total Unit Growth will not vest and will be cancelled upon completion of the Transaction).

Depending on how the Transaction is ultimately structured, awards may vest (and the “above target” portion may be cancelled) at earlier times, but so long as the Transaction is completed by December 31, 2006, awards will not vest any later than as described above. Also, awards scheduled to vest at earlier times in accordance with regular vesting schedules will vest in accordance with those regular vesting schedules. If for any reason the Transaction is not completed by December 31, 2006, the existing terms of your award will continue to apply.

Generally, you will receive the special vesting described above only if you remain employed with Cendant (or one of the newly created entities) through each of the respective vesting dates. However, you will receive the special vesting if, during the pendency of the Transaction (or following its completion), your employment terminates because of your death or Disability (as defined in the applicable LTIP plan documents) or your employment is terminated by Cendant (or one of the newly created entities) because of the elimination of your position in connection with the Transaction. You will not receive the special vesting if, prior to the applicable vesting date, you resign from your employment or you are terminated for below-expectation job performance or a violation of the Cendant Code of Conduct.

Finally, to receive the special vesting, you must execute the acknowledgement and consent below (which will evidence your consent to the terms and conditions set forth in this letter, including the cancellation of all of your LTIP awards relating to the “above-target” attainment of Total Unit Growth as described above). Please return a signed copy of the acknowledgement and consent to:

Cendant Corporation
One Campus Drive
Parsippany, New Jersey USA

At this crucial and exciting time in Cendant’s history, Senior Management thanks each of you for your continued attention towards building and creating stockholder value and entrusts that you will view next 12 to 18 months as a unique and special opportunity to be part of a team of “Company Founders.” This is not the end of Cendant, but an exciting new beginning.

Very truly yours,

Terry Conley,
Executive Vice President, Human Resources and Corporate Services

ACKNOWLEDGEMENT AND CONSENT

I hereby acknowledge and consent to the treatment of my outstanding LTIP awards as set forth above.

Signature:

Name:
Date: